Body Central Corp. Announces Second Quarter 2014 Financial Results

Jacksonville, FL - August 14, 2014 - Body Central Corp. (OTC - Pink: BODY) (the "Company") today announced financial results for the second quarter of 2014.

Background

Pursuant to a June 27, 2014 securities purchase agreement, an $18.0 million investment was injected into the Company in connection with the issuance of secured subordinated convertible notes and new series of preferred stock.  The financing provided us with much-needed operating liquidity and management is now pursuing a program of expense cuts.  The Company's board of directors has been reconstituted through the addition of new appointees with expertise in sectors including retail operations, supply chain, e-commerce, finance, investment management and public accounting.  Additionally, a new CFO with expertise in inventory management has joined our team.  We are focused on building long-term value per share. In the near-term, we are putting our efforts towards driving free cash flow as soon as possible and creating business processes that sustain and maximize this free cash flow. Long-term, we intend to expand our efforts toward investing any excess capital to maximize stockholder value.

Highlights for the thirteen weeks ended June 28, 2014:

•	Net revenues for the second quarter of 2014 decreased 24.8% to $56.5 million, compared to $75.1 million for the second quarter of 2013.

•	Store sales decreased 22.2% to $52.0 million primarily due to a comparable-store sales decrease of 22.6%.

•	Direct sales decreased by 46.3% to $4.4 million from $8.3 million in the same quarter last year.

•
The loss from operations was $21.6 million, as compared to a loss from operations of $15.2 million for the second quarter in 2013. Included in the loss from operations for the second quarter of 2014 were non-cash charges of $1.9 million to long-lived fixed assets and a $3.7 million impairment charge of our trade name. For the second quarter of 2013 we had a non-cash charge of $10.4 million against the Company's goodwill. Excluding these non-cash charges in either period, our loss from operations was $16.0 million for the thirteen weeks ended June 28, 2014, and the loss from operations was $4.8 million for the thirteen weeks ended June 29, 2013.

•
The net loss was $21.0 million, or $(1.28) per diluted share based on 16.4 million weighted average shares outstanding. Included in the net loss for the second quarter of 2014 are the $5.6 million in non-cash charges as noted above for charges to long-lived assets and our trade name. Net loss for the second quarter of 2013 was $12.8 million, or $(0.78) per diluted share based on 16.3 million weighted average shares outstanding. The second quarter of 2013 net loss included a $10.4 million non-cash charge to goodwill as noted above. Excluding these non-cash charges in either period, the net loss for the thirteen weeks ended June 28, 2014 would have been $16.2 million, or $(0.99) per diluted share based on 16.4 million weighted average shares outstanding, and the net loss for the thirteen weeks ended June 29, 2013 would have been $2.4 million, or $(0.15) per diluted share based on 16.3 million weighted average shares outstanding.

•	The Company closed 7 stores during the second quarter and operated 275 stores as of June 28, 2014.

Balance Sheet highlights as of June 28, 2014:

•Cash and cash equivalents were $4.4 million at the end of the second quarter of 2014 compared to $31.5 million at the end of the second quarter in the prior year. The Company had $7.7 million outstanding on its revolving credit facility as of June 28, 2014.
•Average per store inventory at cost decreased 32.6% and average per store inventory units decreased 18.0% from one year ago.

As of August 13, 2014, the Company had $14.2 million in cash, $12.0 million outstanding drawn against eligible account receivables and inventory of its revolving credit facility borrowing base collateral, and $0.9 million available against its borrowing base collateral.

About Body Central

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of June 28, 2014, the Company operated 275 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick Lingerie® labels.

Investor Questions:

Investor questions or comments on our recently filed Form 10-Q can be submitted to the Company through the e-mail address investorquestions@bodyc.com. Questions received by 5:30 PM Eastern Time on Friday, August 15, 2014 will be reviewed and relevant questions will responded to in the form of an open letter to shareholders that the Company intends to issue via press release.

Safe Harbor Language

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) expectations regarding our ability to continue as a going concern; (2) our ability to maintain the required base amount of unrestricted cash, or otherwise trigger an event of default under the terms of our senior credit facility, as amended, which would result in a cash dominion event; (3) our failure to register our common stock under the Registration Rights Agreement, resulting in material penalties related to our Subordinated Secured Convertible Notes; (4) a sale or issuance of our common stock at a price less than the conversion price under the Subordinated Secured Convertible Notes agreement triggering an anti-dilution provision; (5) the potential for acceleration of any of our indebtedness, the potential that cross-default provisions under our first lien credit facility and second lien note instruments could be triggered, as well as any trigger by an event of default of cash dominion provisions under our first lien credit facility; (6) our ability to obtain financing or to generate sufficient cash flows to support operations; (7) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (8) the dislocation of customers that may occur as a result of strategic changes to marketing or merchandise selections; (9) failure to successfully execute marketing initiatives to drive core customers into our stores and to our website; (10) failure to successfully execute our growth strategy; (11) changes in consumer spending and general economic conditions; (12) changes in Federal and state tax policy on our customers; (13) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (14) failure of our stores to achieve sales and operating levels consistent with our expectations; (15) failure to successfully execute our direct business segment initiatives; (16) our dependence on a strong brand image; (17) failure of our information technology systems to support our business; (18) failure to successfully integrate new information technology systems to support our business; (19) our dependence upon key executive management or our inability to hire or retain additional personnel; (20) changes in payments terms, including reduced credit limits and/or requirements to provide advance payments to our vendors; (21) disruptions in our supply chain and distribution facility; (22) our reliance upon independent third-party transportation providers for all of our product shipments; (23) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (24) the seasonality of our business; (25) increases in the costs of fuel, or other energy, transportation or utilities costs as well as in the costs of raw materials, labor and employment; (26) the impact of governmental laws and regulations, including tax policy, and the outcomes of legal proceedings; (27) restrictions imposed by lease obligations on our current and future operations; (28) our failure to maintain effective internal controls; and (29) our inability to protect our trademarks or other intellectual property rights. Factors that could cause future results to materially differ from recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2014 and in the Company's other periodic filings with the Securities and Exchange Commission from time to time.

BODY CENTRAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
Q Dates:	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
	(In thousands, except share data)		(In thousands, except share data)
Net revenues	$56,473	$75,147	$116,220	$156,550
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	44,899	54,525	88,484	108,285
Gross profit	11,574	20,622	27,736	48,265
Selling, general and administrative expenses	25,228	22,924	48,714	44,927
Depreciation and amortization	2,347	2,522	4,434	4,284
Impairment of depreciable long-lived assets	1,884	—	1,884	—
Impairment of goodwill	—	10,358	—	10,358
Impairment of trade name	3,674	—	3,674	—
Loss from operations	(21,559)	(15,182)	(30,970)	(11,304)
Interest expense	(438)	(129)	(682)	(196)
Interest income	—	137	18	205
Other (expense) income, net	(104)	979	(65)	1,008
Loss before income taxes	(22,101)	(14,195)	(31,699)	(10,287)
Benefit from income taxes	1,084	1,427	1,429	216
Net loss	$(21,017)	$(12,768)	$(30,270)	$(10,071)

Net loss per common share:
Basic	$(1.28)	$(0.78)	$(1.85)	$(0.62)
Diluted	$(1.28)	$(0.78)	$(1.85)	$(0.62)
Weighted-average common shares outstanding:
Basic	16,404,276	16,342,419	16,386,972	16,293,042
Diluted	16,404,276	16,342,419	16,386,972	16,293,042

BODY CENTRAL CORP.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
	(In thousands, except share data)		(In thousands, except share data)
Net (loss), as reported	$(21,017)	$(12,768)	$(30,270)	$(10,071)
Impairment of long-lived assets	1,884	—	1,884	—
Impairment of trade name, net of tax impact	2,909	—	2,909	—
Impairment of goodwill	—	10,358	—	10,358
Net (loss) income, as adjusted	$(16,224)	$(2,410)	$(25,477)	$287
Net (loss) income per common share, as reported:
Basic	$(1.28)	$(0.78)	$(1.85)	$(0.62)
Diluted	$(1.28)	$(0.78)	$(1.85)	$(0.62)
Net (loss) income per common share, as adjusted:
Basic	$(0.99)	$(0.15)	$(1.55)	$0.02
Diluted	$(0.99)	$(0.15)	$(1.55)	$0.02
Weighted-average common shares outstanding:
Basic	16,404,276	16,342,419	16,386,972	16,293,042
Diluted	16,404,276	16,342,419	16,386,972	16,293,042

BODY CENTRAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Fiscal Periods Ended
Q Dates:	June 28, 2014	June 29, 2013
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$4,375	$31,543
Short-term investments	—	7,281
Accounts receivable	813	1,165
Income tax receivable	825	—
Convertible notes funding receivable	18,000	—
Insurance recoverable	3,425	—
Inventories	15,433	25,208
Prepaid expenses and other current assets	10,046	10,061
Deferred tax asset	3,209	2,436
Total current assets	56,126	77,694
Property and equipment, net of accumulated depreciation	41,127	36,634
Goodwill	—	11,150
Intangible assets, net of accumulated amortization	12,900	16,574
Other assets	373	373
Total assets	110,526	142,425
Liabilities and Stockholders’ Equity
Current liabilities
Merchandise accounts payable	4,053	13,518
Accrued expenses and other current liabilities	28,209	21,783
Legal settlement payable	3,425	—
Fair value of call option derivative embedded in convertible notes payable	13,178	—
Financing obligation, sale-leaseback, current portion	757	—
Total current liabilities	49,622	35,301
Other liabilities	9,873	9,989
Financing obligation, sale-leaseback, net of current portion	1,936	—
Notes payable	7,724	—
Convertible notes payable	4,822	—
Deferred tax liability	5,369	5,442
Total liabilities	79,346	50,732
Total stockholders’ equity	31,180	91,693
Total liabilities and stockholders’ equity	$110,526	$142,425

BODY CENTRAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twenty-Six Weeks Ended
Q Dates:	June 28, 2014	June 29, 2013
	(in thousands)
Cash flows from operating activities
Net loss	$(30,270)	$(10,071)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:	0
Depreciation and amortization	4,434	4,284
Deferred income taxes	(1,430)	(333)
Stock-based compensation	461	1,098
Amortization of premiums and discounts on investments, net	—	93
Amortization of deferred financing costs	(173)	—
Loss on disposal of property and equipment	100	47
Impairment of long-lived assets	5,558	10,358
Changes in assets and liabilities:
Accounts receivable	1,990	3,545
Inventories	3,374	(2,237)
Prepaid expenses and other assets	(4,792)	(3,222)
Merchandise accounts payable	(4,919)	(197)
Accrued expenses and other current liabilities	5,276	1,496
Income taxes	13,977	—
Other liabilities	(1,486)	(505)
Net cash (used in) provided by operating activities	(7,900)	4,356
Cash flows from investing activities
Payments for purchases of property and equipment	(4,642)	(6,905)
Purchases of short-term investments	—	(9,384)
Proceeds from sales of short-term investments	—	290
Proceeds from maturities of short-term investments	—	1,723
Net cash used in investing activities	(4,642)	(14,276)
Cash flows from financing activities
Payments on sale-leaseback transaction	(413)	—
Payments on line of credit	(9,276)	—
Proceeds from long-term debt	12,000	—
Proceeds from exercise of stock options	—	327
Deferred Financing Fees	(1,907)	—
Net cash provided by financing activities	404	327
Net decrease in cash and cash equivalents	(12,138)	(9,593)
Cash and cash equivalents
Beginning of year	16,513	41,136
End of period	$4,375	$31,543